SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |_|
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|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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                THE FUTURE OF POST PROPERTIES IS IN YOUR HANDS
                            VOTE THE GOLD PROXY CARD


                                                                     May 5, 2003

Dear Fellow Shareholder,


THIS PROXY CONTEST IS ABOUT POST'S PERFORMANCE, POST'S FUTURE AND WHAT IS IN THE BEST INTEREST OF ALL POST SHAREHOLDERS. The unfortunate efforts of Post's incumbent Board and management to engage in personal attacks are merely an attempt to distract you and other Post shareholders from those real and fundamental issues facing our company.

Reflecting our determination to enhance value for all Post shareholders, and to keep the focus where it belongs, we are delighted and honored to inform you that Edward Lowenthal, a highly respected and accomplished executive in the real estate industry, has agreed, if our slate of director nominees is elected, to lead Post Properties as President and Chief Executive Officer.

Ed co-founded Wellsford Residential Property Trust in 1986, and co-led the company's IPO in November 1992, making it one of the first multifamily REITs to become a public company in the 1990's. From 1992 to 1997, Wellsford Residential Property grew from 5,000 to 20,000 multifamily units, and increased its capitalization from $200 million in 1992 to more than $1 billion. In May 1997, it was merged into Equity Residential Properties Trust, the largest publicly traded owner and operator of multifamily properties in the United States. Following the merger, Ed became a Trustee of Equity Residential, and he will continue to serve as a Trustee until May 30, 2003.

From 1997 to 2002, Ed was director and President of Wellsford Real Properties, Inc., a public company with over $1 billion of assets under management, including multifamily and office properties. He has significant experience in financing, acquiring, developing and selling real estate assets and operating public and private companies. In addition, Ed is a person of absolute integrity and has a true sense of commitment to doing what is right for all shareholders.

Ed is well respected among his peers and in the investment community, and his participation in our effort has already resulted in more support for our efforts to enhance shareholder value from within the real estate industry. The director nominees have endorsed Ed's recommendation that Craig G. Vought, Managing Director of Broadreach Capital Partners, LLC, a Trustee of Equity Office Properties Trust, and former co-Chief Executive Officer of Spieker Properties, Inc., also be appointed a director of the company following the election of our slate.

SO THE CHOICE IS CLEAR:

o Our Proposed Team: George Puskar as Chairman and Ed Lowenthal as Chief Executive Officer - with
      52    years of multifamily experience
      11     years of public company CEO/President experience
      9     other past or present public company directorships

OR

o The Company's Team: Robert Goddard as Chairman and David Stockert as Chief Executive Officer - with
      2     years of multifamily experience
      2     years of public company CEO/President experience
      0     other past or present public company directorships

Ed, like all of our director nominees, is committed to exploring all ways to enhance shareholder value, including a potential sale of the company or a merger. He has committed to form immediately a Special Committee of independent directors to facilitate that process. It is important to note that John Williams will not serve on that committee. Likewise, we are all committed to shareholder-friendly corporate governance and improving Post's operations.

At the end of the day, we have to focus on the real issues at hand, which are critical to all Post shareholders. THIS CONTEST IS ABOUT WHAT'S BEST FOR POST SHAREHOLDERS, CUSTOMERS AND EMPLOYEE-ASSOCIATES...AND THE FUTURE OF OUR COMPANY. IT IS NOT ABOUT JOHN WILLIAMS. We have always indicated a willingness to lead a search to find a highly qualified CEO candidate with significant industry experience and the highest level of integrity. In Ed, we have found just such a person.

Finally, we want to emphasize how critical it is that each and every Post shareholder exercises his or her right to vote--and votes for change at Post. The enclosed GOLD proxy card holds the key to the future of Post Properties--and to the value of your investment in the Company. We understand that you are receiving a lot of correspondence and phone calls from us. We apologize for that, but we think it's an unfortunate necessity to ensure you have the most updated information to make an informed choice.

IF YOU HAVE ALREADY MAILED YOUR WHITE PROXY AND WISH TO CHANGE YOUR VOTE, YOU HAVE EVERY LEGAL RIGHT TO DO SO. Please sign, date and mail the GOLD proxy card. ONLY THE LATEST DATED VOTE WILL BE COUNTED AT THE MEETING. We urge you to act promptly.


REMEMBER: THE FUTURE OF POST PROPERTIES IS IN YOUR HANDS!

      Very truly yours,

      John A. Williams                          George R. Puskar



You may obtain a free copy of our proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM. The proxy statement, which has been mailed to Post Properties Shareholders, and other filings and information related to this solicitation can be found at WWW.POSTSHAREHOLDERS.COM